Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Investor Relations:	Media Relations:
Brinlea Johnson	Anne Marshall
The Blueshirt Group for drugstore.com	drugstore.com
212.551.1453	425.372.3464
brinlea@blueshirtgroup.com	amarshall@drugstore.com

drugstore.com and Rite Aid Announce Restructured Strategic Partnership

- New, expanded Rite Aid online OTC store to be powered by drugstore.com

- Local Pick-Up rights to transfer to Rite Aid

Bellevue, WA and Camp Hill, PA, September 4, 2008 – drugstore.com, inc. (NASDAQ:DSCM), a leading online retailer of health, beauty, vision and pharmacy products, and Rite Aid Corporation (NYSE:RAD), one of the nation’s leading drugstore chains, today announced a restructured strategic relationship that includes the launch of a new Rite Aid online store for OTC (over-the counter) products and expands on the two companies’ successful long-term relationship.

Under the terms of the agreement, a new Rite Aid online OTC store offering a wide selection of products, including Rite Aid brand items, will be powered by drugstore.com and marketed by Rite Aid to its large customer base. Rite Aid’s new online store is expected to launch later this year.

As part of the new agreement, the LPU rights (prescriptions ordered online for pick up at a Rite Aid store) will be transferred to Rite Aid. In return, drugstore.com will receive a total of approximately $10 million in ten monthly installments from Rite Aid. Going forward, drugstore.com will receive marketing services revenue for marketing Rite Aid’s LPU offering on the drugstore.com site.

“Rite Aid has been a strong partner for over nine years, and we are pleased that this new agreement will leverage drugstore.com’s leading health, beauty, and wellness ecommerce platform to benefit both companies,” said Dawn Lepore, chief executive officer and chairman of the board of drugstore.com, inc. “Rite Aid will develop marketing programs to drive traffic to the new site, and given the differing demographics, we expect these sales to be incremental to drugstore.com.”

“We are excited to partner with drugstore.com, which has the leadership position and expertise in online commerce to provide a very compelling offer to Rite Aid’s large and loyal customer base,” said Rob Easley, Rite Aid chief operating officer. “Having our own online OTC store and being able to market directly to those customers is an important next step in our digital strategy.”

“While the transfer of local pick-up to Rite Aid will have an impact on total revenue, it will significantly strengthen our overall growth rate and gross margins and is consistent with our strategy to focus on our higher growth, higher margin businesses. Looking ahead to 2009, we expect to exit the year with improved gross margins and strong EBITDA margins. We believe we will deliver consistent cash flow generation every quarter and GAAP profitability for 2009,” concluded Ms. Lepore.

Updated drugstore.com Outlook for Third Quarter and Fiscal Year 2008

For the third quarter of 2008, drugstore.com is now targeting net sales in the range of $85.0 million to $90.0 million and a net loss in the range of $2.7 million to $3.7 million. Adjusted EBITDA guidance remains in the range of $3.5 million to $4.5 million. For 2008, the company is now targeting net sales in the range of $370 million to $380 million and a net loss in the range of $0.2 million to $4.2 million. Adjusted EBITDA remains in the range of $16 million to $20 million. Adjusted EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation, and amortization of intangible assets and non-cash marketing expenses, adjusted to exclude the impact of stock-based compensation expense. A reconciliation of adjusted EBITDA to net loss is included with this release.

drugstore.com will host a conference call to discuss the restructured Rite Aid contract today at 5:00 p.m. ET (2:00 p.m. PT). To participate, callers should dial 800-240-5318 (international callers should dial 303-262-2161) five minutes beforehand. Investors may also listen to the conference call live at http://investor.drugstore.com/, by clicking on the “audio” hyperlink. A replay of the call will be available through September 6, 2008 by dialing 800-405-2236 (enter pass code 11119356#) or internationally at 303-590-3000 (enter pass code 11119356#) beginning two hours after completion of the call.

About Rite Aid

Rite Aid Corporation is one of the nation’s leading drugstore chains with approximately 5,000 stores in 31 states and the District of Columbia with fiscal 2008 annual revenues of $24.3 billion. Information about Rite Aid, including corporate background and press releases, is available through the company’s website at http://www.riteaid.com

About drugstore.com, inc.

drugstore.com, inc. (NASDAQ:DSCM) is a leading online retailer of health, beauty, vision and pharmacy products. Our portfolio of brands include: drugstore.com™, Beauty.com™ and VisionDirect.com™. All are accessible from http://www.drugstore.com and provide a convenient, private, and informative shopping experience while offering a wide assortment of more than 30,000 products at competitive prices.

The drugstore.com pharmacy is certified by the National Association of Boards of Pharmacy (NABP) as a Verified Internet Pharmacy Practice Site (VIPPS) and operates in compliance with federal and state laws and regulations in the United States.

The financial results contained in this press release are preliminary and unaudited. In addition, this press release contains forward-looking statements regarding future events or the future financial and operational performance of drugstore.com, inc. Words such as “target,” “expect,” “going forward,” “guidance,” “believe,” “may,” “would,” “will,” “focus,” and similar expressions, are intended to identify forward-looking statements. Forward-looking statements are based on current expectations, are not guarantees of future performance and involve assumptions, risks, and uncertainties. Actual performance may differ materially from those contained or implied in such forward-looking statements. Risks and uncertainties that could lead to such differences could include, among other things: effects of changes in the economy, changes in consumer spending, fluctuations in the stock market, changes affecting the Internet, online retailing and advertising, difficulties establishing our brand, and building a critical mass of customers, the unpredictability of future revenues and expenses and potential fluctuations in revenues and operating results, risks related to business combinations and strategic alliances, possible tax liabilities relating to the collection of sales tax, consumer trends, the level of competition, seasonality, the timing and success of expansion efforts, changes in senior management, risks related to systems interruptions, possible governmental regulation and the ability to manage a growing business. Additional information regarding factors that potentially could affect the business, financial condition and operating results of drugstore.com, inc. is included in the company’s periodic filings with the SEC on Forms 10-K, 10-Q and 8-K. drugstore.com, inc. expressly disclaims any intent or obligation to update any forward-looking statement, except as otherwise specifically stated by it.

SUPPLEMENTAL INFORMATION: Reconciliation of Forecasted Q3 2008 and FY 2008 Net Loss Range to Forecasted Q3 2008 and FY 2008 Adjusted EBITDA Range

Range Calculated As:

	Three Months Ended September 28, 2008		Twelve Months Ended December 28, 2008
(In thousands, unless otherwise indicated)	Range High	Range Low	Range High	Range Low
Net loss	$(2,700)	$(3,700)	$(200)	$(4,200)
Amortization of intangible assets	210	210	870	870
Amortization of non-cash marketing	2,290	2,290	3,435	3,435
Stock-based compensation	1,885	1,885	7,100	7,100
Depreciation	2,950	2,950	10,150	10,150
Interest income, net	(135)	(135)	(1,355)	(1,355)

Adjusted EBITDA	$4,500	$3,500	$20,000	$16,000